EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into and effective as of this 7th day of August, 1994, by and between FORUM GROUP, INC., an Indiana corporation (the
"Company"), and MARK L. PACALA (the "Executive").

     In consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:

     1. Employment. The Company will employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions set forth herein.

     2. Term. The term of the Executive's employment hereunder (the "Term") will commence on a date on or prior to January 1, 1995, to which the Company and the Executive mutually agree (the "Commencement Date") and, subject to Section 9, will expire on the fourth annual anniversary of the Commencement Date.

     3.    Duties of the Executive.

          (a) Services as President and Chief Executive Officer. During the Term, the Executive will be the president and chief executive officer of the Company with responsibility for the active overall and day-to-day direction and administration of the business and affairs of the Company, subject, however, to legal limitations and to the direction of the Board of Directors of the Company. The Executive will serve, without additional compensation, as an officer or director, or both, of any subsidiary, division or affiliate of the Company or any other entity in which the Company has an equity interest, provided, however, that the Company will indemnify the Executive from liabilities in connection with serving in any such capacity to the same extent as the Executive is indemnified in the performance of his duties as the chief executive officer of the Company. In the event the Executive is compensated for serving as an officer or director, or both, of any subsidiary, division or affiliate of the Company or any other entity in which the Company has an equity interest, such compensation will be deemed to be earned by the Company and will be paid to the Company by the Executive. The Executive will devote substantially all of his time during normal business hours and his best efforts, full attention and energies to the business and affairs of the Company.

          (b) Service on Board and Executive Committee. The Company will use best efforts to cause the Executive to be elected as a member of its Board of Directors of the Company throughout the Term and include the Executive in the management slate for election as a director at each shareholders' meeting at which his term as a director would otherwise expire. The Company will also use best efforts to cause the Executive to be appointed
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to serve as a member of the Executive Committee of the Board of
Directors of the Company for each year he is elected as a director. As of the date hereof, the Board of Directors of the Company has elected the Executive to the Board of Directors and appointed the Executive to the Executive Committee, each conditioned only upon the Executive's commencement of employment hereunder and effective as of the Commencement Date.

          (c) Service as Chairman of the Board. The Company agrees to use its best efforts to cause the Executive to be appointed as the Chairman of the Board of Directors at the earlier of: (i) the first meeting of the Board of Directors of the Company following the first annual meeting of shareholders after the fiscal year ended March 31, 1995; or (ii) one year from the Commencement Date.

     4.    Cash Compensation.

          (a) Base Salary: The Executive's annual base salary will be $450,000 for the initial year of the term, payable monthly or otherwise as in effect for other senior executives of the Company from time to time. Such base salary will be reviewed annually by the Board, or the Compensation Committee thereof (together, the "Board"), and may be adjusted annually, in the Board's sole discretion, provided that in no year will the Executive's base salary be less than $450,000 per annum.

          (b) Annual Bonus: For each full fiscal year in which the Executive is employed by the Company on the last day thereof, the Executive will be eligible to receive an annual performance bonus in an amount up to 60% of the Executive's then-current annual base salary. Such bonus will be determined by the Board, based upon performance objectives established by the Board after consultation with the Executive relating to (i) achievement of budgetary goals, (ii) resident satisfaction levels, (iii) the achievement of organizational objectives, and (iv) any other items to which the parties mutually agree. Such bonus, if any, shall be paid within 90 calendar days after the end of the Company's fiscal year.

          (c)  Bonuses for 94/95 Fiscal Year and 95/96 Fiscal
Year: Notwithstanding Section 4(b), the Company will not pay the Executive a bonus after the end of the fiscal year ending March 31, 1995. The Company will, however, pay to the Executive a bonus in the amount of $270,000 on the first anniversary of the Commencement Date; provided, that any bonus which would otherwise be payable to the Executive at the end of the fiscal year ending March 31, 1996 will be reduced by the amount calculated by multiplying $270,000 times a fraction, the numerator of which is the number of days during the Executive's first 12 months of employment with the Company which are in the fiscal year ending March 31, 1996 and the denominator of which is 365.

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          (d)  Signing Bonus.  The Company will pay the Executive
a one-time bonus of $100,000 (the "Signing Bonus") within 10 calendar days after the Commencement Date; provided, however, that the Executive will use his best efforts to be awarded a bonus from his previous employer (the "Previous Employer Bonus") and further provided that, if the Executive is awarded a Previous Employer Bonus after the date hereof, the Signing Bonus will be reduced as follows: (i) if the Previous Employer Bonus is $75,000 or less, the Signing Bonus will be reduced by the amount of the Previous Employer Bonus; and (ii) if the Previous Employer Bonus is greater than $75,000, the Signing Bonus will be reduced to $25,000. In the event that the Previous Employer Bonus is not determined as of the date which is 10 calendar days after the Commencement Date, the Company will pay the Executive $100,000, provided, that, upon payment of the Previous Employer Bonus, the Executive will reimburse the Company any amounts to which he is not entitled hereunder by reason of receipt of such Previous Employer Bonus.

     5.    Options.

          (a) Conditional Grant of Options. As of the date hereof, the Compensation Committee has granted the Executive non-qualified options (the "Options") to purchase 800,000 shares of Common Stock of the Company (or comparable form of equity-based compensation), pursuant to an incentive plan to be established by the Company. The exercise price per share of the Options is
$5 _, which is the average of the intraday high and low bid and ask prices on the NASDAQ National Market System of the Common Stock of the Company for the last trading day immediately preceding the date hereof. The Options will vest and become exercisable to the extent of 20% of the shares of Common Stock covered thereby after each of the first five anniversaries of the Commencement Date provided the Executive remains in the continuous employ of the Company. Notwithstanding the foregoing, the agreement pursuant to which the Options are granted will provide that the Options will become fully vested and exercisable upon the Executive's death, Disability (as defined herein) or by the termination of the Executive's employment with the Company in a manner in which he would be entitled to receive payments under
Section 9(b) hereof.   The Options will terminate no later than
10 years from the date of grant. Notwithstanding anything herein to the contrary, if the stockholders of the Company do not approve an equity-based incentive plan at the next annual meeting of stockholders or if the Executive does not commence his employment with the Company prior to January 1, 1995, the Options will be rescinded as of the later of such two dates.

     (b)  Antidilution.

          (i) In addition to the antidilution provisions provided in the agreement pursuant to which the Options are granted, upon the issuance of Common Stock to the Company's shareholders pursuant to a rights offering completed on or

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     before the first anniversary of this Agreement to fund the purchase of units in Forum Retirement Partners, L.P., the Executive will be entitled to participate in such rights offering on the same terms and conditions as if he had exercised all the Options immediately prior to such rights offering (calculated as if all Options had vested).

          (ii) The Company will provide the Executive with prompt notice (the "Notice") of any rights offering which would provide the Executive with rights under Section 5(b)(i), which Notice will state the terms and conditions of such issuance. In the event the Executive elects to exercise his right to participate in the rights offering, the Executive will so notify the Company within 10 days from receipt of the Notice.

          (iii) If the Executive elects to purchase shares under this Section 5(b), the Company will make a recourse loan to the Executive for the purchase price upon the signing by the Executive of a promissory note. Amounts due under the promissory note will bear interest at the prime rate as published by Citibank, N.A. in New York, New York, to be established on the date of the promissory note and the first day of each calendar quarter thereafter, provided, however, that the maximum interest rate under the promissory note will be 10% per annum. Interest will accrue and be compounded quarterly. The balance of the promissory note, including the principal and all accrued interest, will be due and payable on the fifth annual anniversary of the date of the promissory note. Except as provided below, while any amounts are owing under the promissory note, 25% of the annual bonus to be paid to the Executive in accordance with
     Section 4(b) hereof, will be applied to reduce such amounts, provided, however, that such payments will no longer be required, if on the first day of any calendar quarter, the balance of the promissory note, including principal and all accrued interest, is equal to or less than the product of
     (x) the number of shares of the Company's Common Stock owned by the Executive which were acquired through any rights offering referenced in subparagraph (i) above, multiplied by
     (y) 66.67% of the average of the intraday high and low bid and ask prices on the NASDAQ National Market System of the Common Stock of the Company for the 20 consecutive trading days preceding the calculation date.

     6.    Benefits.

          (a) Welfare: During the Term, the Executive will be entitled to participate in all medical and dental insurance and other welfare benefit plans of the Company in which other senior executives of the Company participate, whether currently in effect or placed in effect by the Company after the date hereof. The Executive's rights under such plans will be governed by the terms thereof and will not be enlarged hereunder or otherwise

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affected hereby.  The Executive acknowledges that the Company, in its sole discretion, may amend or terminate any such plan at any time.
          (b) Alternative Health Insurance Benefits. For the maximum period permitted by law, the Executive may elect to continue the welfare benefits provided by his current employer under COBRA. In such event, the Company agrees to reimburse the Executive for any payments required to keep such coverage in effect.

          (c) Term Life Insurance. For the first year of the Term, the Company agrees to provide the Executive, and to pay the premiums of, one or more term life insurance policies which in the aggregate provide for total coverage of $500,000.

          (d) Additional Disability Insurance. For the first year of the Term, the Company agrees to supplement any other long-term disability policies of the Company, whether through insurance or through self-funding, so that, in the event of long-term disability, the Executive will receive a minimum of $7,500 per calendar month after a maximum 90 day waiting period.

          (e) Moving Expenses: The Company will promptly pay or reimburse the Executive for moving and relocation expenses as follows:

               (i)  actual direct moving costs incurred in
     relocating the Executive and his family and their belongings and household furnishings to the locale of the principal executive offices of the Company;

               (ii) real estate brokerage commissions (up to a maximum of 6% of the sales price of the Executive's current residence) paid in connection with the sale of the Executive's current residence in Florida;

               (iii) closing costs, including "points" and any other financing fees, paid by the Executive in connection with the purchase and financing by the Executive of a new home in the same locale as the principal executive offices of the Company;

               (iv) reasonable travel expenses, determined in good faith by the Company, for the Executive and his family to travel to the locale of the principal executive offices to search for a new home, to visit schools, and for other purposes reasonably associated with the Executive's relocation;

               (v) reimbursement of forfeitures of advances which the Executive has paid in connection with private schools;
     and

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               (vi) temporary living expenses of the Executive
     from the Commencement Date until the relocation of the Executive's family to the locale of the principal executive offices of the Company, provided, however, that the Executive agrees to use his best efforts to accomplish such relocation as soon as reasonably possible.

          (f) Alternatives Related to Home Sale or Purchase: In addition to the above, the Company will, at the Executive's option and substantially concurrent with the relocation by the Executive to the locale of the principal executive offices of the Company, do one of the following:

               (i)  advance the down payment and fund the
     carrying costs of the Executive's new home in the locale of the principal executive offices until the Executive's existing home is sold, in which case the Executive agrees to use his reasonable efforts to sell his existing home;

               (ii) protect the Executive against a loss relative to his adjusted cost basis of the Executive's existing home upon the sale of his existing home up to $100,000; or

               (iii) purchase the Executive's current home for the appraised value of the Executive's home, up to $500,000.

          (g) Income Tax Reimbursement. The Company will pay the Executive such additional sums necessary to pay any federal and state income tax obligations caused by Sections 6(b), 6(c)
6(d), 6(e) and 6(f)(i) and (ii).

     7. Expenses. The Company will pay or reimburse the Executive for reasonable and necessary expenses incurred by the Executive in connection with his duties on behalf of the Company in accordance with the general policies of the Company in effect from time to time for other senior executives of the Company.

     8. Place of Performance. The Executive will be based at the principal executive offices of the Company except for travel reasonably required for Company business. Prior to the Executive's relocation to the locale of the principal executive offices of the Company, any commuting time of the Executive from Florida to the principal executive offices of the Company will not detract from his full time responsibilities as chief executive officer of the Company.

     9.    Termination.

          (a) Termination Pay Other than after a Change in Control, or For Death, Disability or For Cause. If the Executive's employment hereunder during the Term is terminated by the Company other than as a result of the Executive's death, Disability, for Cause or a Change in Control, then the Company

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will pay the amounts and make available the benefits specified in this Section 9(a).

               (i) For a period commencing on the date of the Executive's termination of employment with the Company ("Termination Date") and ending on the second anniversary of the Termination Date (such period, the "Two-Year Severance Period"), the Executive will receive his then-current base salary. Such payments will be made periodically in accordance with Section 4(a); provided, however, that the Company will be entitled to offset against its obligation to make such periodic payments pursuant to Section 9(a)(i) an amount equal to all compensation, exclusive of welfare benefits, received by the Executive from parties other than the Company and its affiliates for services rendered (as an employee or otherwise) during such period. The Executive will notify the Company of the receipt of any such compensation at least monthly.

               (ii) For the Two-Year Severance Period, the
     Company will continue to provide the Executive with the welfare benefits that he was receiving from the Company immediately prior to the Termination Date ("Welfare Benefits") on the same terms and conditions (including employee contributions toward the premium payments) under which the Executive was entitled to participate immediately prior to the Termination Date. Such Welfare Benefits may be modified or terminated by the Company following the Termination Date provided such change is applicable to senior executives of the Company generally. Notwithstanding the foregoing, the Company's obligation to provide Welfare Benefits pursuant to this Section 9(a)(ii) will terminate when the Executive commences any other employment during the Two-Year Severance Period and when the Executive receives welfare benefits in connection with such other employment that are reasonably comparable, but not necessarily as beneficial, to the Executive as the Welfare Benefits then being provided to the Executive pursuant to the terms hereof.

          (b) Termination Pay Following a Change in Control. If the Executive's employment with the Company is terminated contemporaneously with or within 12 months following a Change in Control by the Company other than as a result of the Executive's death, Disability or for Cause, or if the Executive terminates his employment with the Company for any reason contemporaneously with or within 12 months following a Change in Control, the Company will pay the amounts and make available the benefits specified in this Section 9(b).

               (i)  The Executive will receive a lump sum
     severance payment in an amount equal to two times the Executive's then-current base salary. Such payment shall be made within 10 calendar days following the Termination Date.

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               (ii) Until the second anniversary of the date of
     termination following a Change in Control (the "CIC Termination Date") the Company will continue to provide the Executive Welfare Benefits. Notwithstanding the foregoing, the Company's obligation to provide Welfare Benefits pursuant to this Section 9(b)(ii) will terminate when the Executive commences any other employment during the two-year period following the CIC Termination Date and when the Executive receives welfare benefits in connection with such other employment that are reasonably comparable, but not necessarily as beneficial, to the Executive as the Welfare Benefits then being provided to the Executive pursuant to the terms hereof.

               (iii) In the event that a Change in Control occurs within the first 18 months of the Term, the Executive will have the right to cause the Company to repurchase the outstanding Options for $0.625 each. The Company will make such payment within 10 calendar days of receipt of a notice from the Executive exercising such right.

               (iv) Contemporaneous with any Change in Control, the Company will provide to the Executive security reasonably satisfactory to the Executive to secure payment of the obligations of the Company under this Section 9(b) should either party exercise its right of termination provided under this Section 9(b). Without limiting the Company's ability to evaluate other forms of security which may be reasonably satisfactory to the Executive, for purposes of this Section 9(b)(iv), security in the form of a letter of credit issued by a bank with a rating of AA or better or a security interest in U.S. government securities will be deemed to be reasonably satisfactory to the Executive.

          (c) Termination for Cause, Death or Disability. The Executive's employment hereunder may be terminated by the Company for any reason, or without reason, by written notice as provided in Section 16, subject to the provisions of this Section 9. In the event the Executive's employment hereunder is terminated by the Company for Cause or is terminated by the Executive, or in the event of the Executive's death or Disability, the compensation obligations of the Company under this Agreement will cease as of the effective date of such termination, except for any compensation earned or accrued but unpaid through such date. Subject to any benefit continuation requirements of applicable law, in the event the Executive's employment hereunder is terminated for Cause, the benefit obligations of the Company under this Agreement will cease as of the effective date of such termination, except for any benefits earned and accrued but unpaid through such date. In the event of the Executive's death or Disability, the Company will provide the Executive and his family with Welfare Benefits for a period of two years from the date of the Executive's death or Disability.

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          (d)  Termination by the Executive.  If the Executive
voluntarily terminates his employment with the Company, other than contemporaneously with or within 12 months following a Change in Control, subject to any benefit continuation requirements of applicable law, the Executive will receive no severance payments or welfare benefits after the date of termination, other than those which are accrued but unpaid as of the date of termination.

          (e) Limitation on Parachute Payments. Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution by the Company or any of its affiliates to or for the benefit of the Executive hereunder would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code") (or any successor provision thereto) but for the application of this Section 9(e), then the payments and benefits to be provided hereunder will be reduced to the minimum extent necessary so that no portion thereof shall be subject to Excise Tax but only if by reason of, and giving effect to such reduction, the Executive's net after-tax benefit will exceed the Executive's net after-tax benefit if such reduction were not made. In the event that any reduction is required by this
Section 9(e) in the payments and benefits hereunder, such reduction will first be made in the payments to be received under
Section 9(b)(i).

          (f) Release. Acceptance by the Executive of three months' compensation pursuant to Section 9(a)(i) or acceptance by the Executive of any other amounts pursuant to this Section 9, other than Welfare Benefits, will constitute a full and complete release by the Executive of any and all claims the Executive may have against the Company, its officers, directors and affiliates, arising from the Executive's cessation of employment with the Company.

          (g) Definition of "Cause." For purposes of this Agreement, the term "Cause" means:

               (i) the willful and continued failure by the Executive substantially to perform his duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), after written notice demanding substantial performance is delivered to the Executive by the Board, which notice identifies in reasonable detail the manner in which the Board believes the Executive has not substantially performed; provided, however, that the failure of the Executive or the Company to meet performance objectives, such as operational or financial objectives established by the Board, will not be considered failure by the Executive substantially to perform his duties hereunder; or

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               (ii) an act of fraud which is known to the
     Executive, embezzlement or theft by the Executive in connection with his duties or in the course of his employment with the Company.

          (h) Definition of "Disability." For the purposes of this Agreement, the term "Disability" means the Executive's incapacity due to physical or mental illness substantially to perform his duties on a full-time basis for six consecutive months and within 30 calendar days after a notice of termination is thereafter given by the Company the Executive shall not have returned to the full-time performance of the Executive's duties.

          (i) Definition of "Change in Control." For the purposes of this Agreement, the term "Change in Control" means the occurrence of any of the following events:

               (i)  The Company is merged, consolidated or
     reorganized into or with another corporation or other legal person; provided, however, that such merger, consolidation or reorganization will not constitute a change in control if, after such merger, consolidation or change in control, any of Apollo FG Partners, L.P., Forum Holdings, L.P. (an investment partnership affiliated with The Hampstead Group), Healthcare Resources I, L.P. (an investment partnership affiliated with Evergreen Resources, Inc.) or affiliates of any of the foregoing (collectively, the "FGI Investors"), individually or in the aggregate, has the power to elect a majority of the board of directors of the surviving corporation immediately after such merger, consolidation or reorganization;

               (ii) The Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, other than another corporation or other legal person controlled by the Company, provided, however, that such sale or transfer will not constitute a change in control if the Company leases the assets from such transferee and immediately after such sale and leaseback transaction the operations of the Company have not been materially changed relative to the operations of the Company immediately prior to such sale and leaseback transaction, and further provided that after such sale and leaseback transaction the FGI Investors, individually or in the aggregate, have the power to elect a majority of the board of directors of the Company;

               (iii) There is a report filed on Schedule 13D or
     Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (other than one or more of the FGI Investors) has become the beneficial owner

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     (as determined under Rule 13d-3 or any successor rule or
     regulation promulgated under the Exchange Act) of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the "Voting Stock") representing more than 50% of the then-outstanding Voting Stock of the Company and such person filing the Schedule 13D or Schedule 14D-1 has actually become the beneficial owner of Voting Stock representing more than 50% of the then-outstanding Voting Stock. In such circumstances, the Change in Control will be deemed to have occurred on the date on which a majority of the board of directors is constituted of persons who are not affiliates or nominees of the FGI Investors, individually or in the aggregate;

               (iv) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that (x) a change in control of the Company has occurred or (y) a change in control of the Company will occur in the future pursuant to any then-existing contract or transaction and such change in control of the Company actually occurs. In such circumstances, the Change in Control will be deemed to have occurred on the date on which a majority of the board of directors is constituted of persons who are not affiliates or nominees of the FGI Investors, individually or in the aggregate; or

               (v) A majority of the board of directors of the Company, or any other corporation or entity to which substantially all of the assets of the Company have been transferred (other than in a sale and leaseback transaction described in Section 9(i)(v)), is composed of the nominees or affiliates of any person, corporation, partnership or other organization, or any group of persons, corporations, partnerships or other organizations acting in concert, other than any of the FGI Investors or affiliates thereof, individually or in the aggregate.

     10.   Confidentiality and Noncompetition.

          (a) Confidentiality: The Executive acknowledges that in the course of his employment by the Company, he will or may have access to and become informed of confidential and/or proprietary information which is a competitive asset of the Company, including, without limitation, (i) the terms of any agreement between the Company and any employee, customer or supplier, (ii) pricing strategy, (iii) marketing methods, (iv) development ideas and strategies, (v) personnel training and development programs, (vi) financial results, (vii) strategic plans and demographic analyses, (viii) proprietary computer and systems software, and (ix) any other non-public information concerning the Company, its employees, suppliers or customers (collectively, "Confidential Information"). The Executive will

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keep all Confidential Information in strict confidence during the
Term and thereafter and will never directly or indirectly make known, divulge, reveal, furnish, make available or use any Confidential Information (except in the course of his regular authorized duties on behalf of the Company). The Executive's obligations of confidentiality hereunder will survive termination of his employment at the Company, whether terminated by the Company or by the Executive and regardless of any actual or alleged breach by the Company of this Agreement, until and unless any such Confidential Information becomes, through no fault of the Executive, generally known to the public or the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement). The Executive's obligations under this Section 10 are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which the Executive may have to the Company under general legal or equitable principles.

          (b) Noncompetition: While any payments are being made to the Executive under Section 9(a) hereof, or for a period of two calendar years following the receipt of the payment by the Executive pursuant to Section 9(b)(i) hereof, the Executive will not, without the prior written consent of the Company in its sole discretion, engage in any Competitive Activity. For purposes of this Agreement, the term "Competitive Activity" means the Executive's participation, without the written consent of the Board, in the management of any business enterprise, over 50% of the gross revenue for the immediately preceding fiscal year of which was derived from operations in the congregate care or retirement services business in a market in which the Company competes or in which the Company intends to compete pursuant to a business plan created by the Company during the Term.

          (c) Remedies: The Executive acknowledges that a violation of any of the provisions of this Section 10 could cause irreparable harm to the Company, and that the Company's remedy at law for any such violation could be inadequate. Accordingly, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement, and without any necessity or proof of actual damages, the Company will have the right to enforce this Agreement by specific remedies, which will include, among other things, temporary and permanent injunctions, it being the understanding of the parties hereto that damages, the forfeitures described above and injunctions are proper modes of relief and are not to be considered as alternative remedies.

     11. No Mitigation Obligation. The Company hereby acknowledges that it will be difficult, and may be impossible, for the Executive to find reasonably comparable employment following the Termination Date and that the noncompetition covenant contained in Section 10(b) hereof may further limit the employment opportunities for the Executive. Accordingly, the payment of the severance compensation by the Company to the

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Executive in accordance with the terms of this Agreement will be liquidated damages, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, provided, however, that nothing herein will affect the provisions of Section 9.

     12. Indemnification Agreement. The Company agrees that it will, within the first 30 days of the Term, enter into an indemnification agreement with the Executive upon the same terms and conditions as the indemnification agreements of the other senior executives and members of the Board of Directors of the Company.

     13. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to such subject matter. Each party to this Agreement acknowledges that, except as aforesaid, no representations, inducements, promises or other agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, pertaining to the subject matter hereof, which are not embodied herein, and that no other agreement, statement, or promise pertaining to the subject matter hereof that is not contained in this Agreement shall be valid or binding on either party.

     14. Publicity. Each party agrees that it will not make any public disclosure or announcement of this Agreement or of the Executive's contemplated employment with the Company, including in any press releases or in any disclosures made to governmental agencies, without the prior written consent of the other party.

     15. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

     16. Successors and Binding Agreement. This Agreement will be binding upon and inure to the benefit of and be enforceable by
(i) the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company and (ii) the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. This Agreement is personal in nature and neither of the parties hereto may, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Executive's right

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to receive payments hereunder will not be assignable,
transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 16, the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

     17. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express or
UPS, addressed to the Company (to the attention of the Chairman of the Board of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

     18. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Indiana, without giving effect to the principles of conflict of laws of such State.

     18A. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

     19. Survival of Provisions. Notwithstanding any other provision of this Agreement, the parties' respective rights and obligations under Sections 9 and 10 will survive any termination or expiration of this Agreement or the termination of the Executive's employment for any reason whatsoever.

     20. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

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Unless otherwise noted, references to "Sections" are to sections of this Agreement. The captions used in this Agreement are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement.

     21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereof have executed this Agreement as of the day and year first written above.

                              FORUM GROUP, INC.



                              By: /s/ Robert A. Whitman
                                 ----------------------
                                 Robert A. Whitman,
                                 Chairman of the Board



                                  /s/ Mark L. Pacala
                                  ---------------------
                                  Mark L. Pacala







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